SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 12, 2001


                               RYDER SYSTEM, INC.
             (Exact name of registrant as specified in its charter)


  Florida                             1-4364                59-0739250
  (State or other jurisdiction of     (Commission           (IRS Employer
  incorporation or organization)      File Number)          Identification No.)


  3600 NW 82nd Avenue, Miami, Florida           33166
  (Address of principal executive offices)      (Zip Code)


                                 (305) 500-3726
              (Registrant's telephone number, including area code)

             This report consists of 9 consecutively numbered pages.

ITEM 9.           REGULATION FD DISCLOSURE

                  Ryder System, Inc. (the Company) has made this filing to provide answers to questions that were submitted by analysts and investors prior and subsequent to the Company's February 7, 2001, earnings conference call. The Company will also publish the question and answer document (Q and A) on its web site (www.ryder.com).

                  The content of the Q and A is furnished below in accordance with the requirements of Regulation FD.

                               Ryder System, Inc.
                              Questions and Answers


1) Major truck OEMs, such as Freightliner, have recently announced additional cutbacks. Is this a sign things are continuing to deteriorate in the used truck market or do you believe the worst of it is behind us?

         Answer: Our view of this national problem is that the used truck market has not yet bottomed out. Industry estimates are that the peak imbalance between supply and demand for used Class 8 vehicles will occur in the 2001-2002 time period. Production cutbacks of new class 8 vehicles will help correct this imbalance by reducing the supply of new vehicles. However, it will still take some time for the overall market to correct.

2) You had previously (on the third quarter earnings call) mentioned that it would be at least 8-10 months before improvement occurs in the used truck market. Is this still the case or do you believe a recovery could be further out?

         Answer: To clarify, during the third quarter earnings call (October 19, 2000), we stated that based on our specific action plans, we believed we could achieve the Company's targeted level of used truck inventory in an 8 to 10 month timeframe. In contrast, we did not say that the used truck market would improve by that time. In fact, as mentioned above, industry estimates are that the weakness of the used truck market will continue into 2002. However, based on our specific actions to slow the number of vehicles coming into inventory as well as our initiatives to increase our used truck sales volume, we believe we can still achieve our targeted level of used truck inventory in the third quarter of 2001 in spite of the continued weak market.

3) Can you provide an update to total number of units not yet earning revenue and the number of units no longer earning revenue and available for sale or re-lease?

         Answer:
                                                               December 31, 2000
                                                               -----------------
                      Not Yet Earning vehicle count                  2,400
                      No Longer Earning vehicle count                8,300

         We included a graph of these numbers in the appendix to the fourth quarter 2000 conference call presentation. If you do not have a copy of the presentation, it is available on the Company's website at www.ryder.com. Not Yet Earning vehicles represent those which are being prepared (e.g. decals, liftgates) for delivery to a specific new lease customer or for commercial rental application. No Longer Earning vehicles represent 1) vehicles at Ryder's Used Truck Centers available for sale, 2) vehicles being prepared for sale whose related lease terms have been fulfilled or 3) vehicles that have remaining economic life and are targeted for redeployment to a new lease customer, to commercial rental or to another application, such as dedicated contract carriage.

4) What are gross capital expenditures and proceeds from the sale of equipment for 2000? What are these amounts expected to be for 2001?

         Answer:

                                                                Year Ended December 31,
                                                         ---------------------------------
                                                         2000 Actual             2001 Plan
                                                         -----------             ---------
                                                                    (in millions)

     Gross capital expenditures, inc. acquisitions       $1,318                  $1,149
     Proceeds from the sale of property and equipment       230                     269
                                                         ------                  ------
     Net capital expenditures                            $1,088                  $  880
                                                         ======                  ======


5) What was the gain on sale of equipment in the fourth quarter of 2000? What do you expect gains to be in FY2001?

         Answer: As shown in our press release tables, gains on the sale of equipment were $2 million in the fourth quarter of 2000. Gains are projected to be approximately $15 million for the full year 2001.

6) The depreciation run rate was adjusted in the fourth quarter of 2000 by approximately $0.07-$0.10. Was this a one-time adjustment or is there an ongoing adjustment to deprecation to address used truck market issues?

         Answer: When we recorded the third quarter charge relating to the impaired inventory, we also adjusted the residual values for certain Class 8 vehicles that would be coming out of service over the following 21 months through June 30, 2002. The depreciation run rate was adjusted such that each of these vehicles will have an adjusted (i.e. lower) residual value on the scheduled date of lease expiration. Therefore, this increased level of depreciation of about $25 to $30 million will be spread over the 21-month period, with a heavier weighting toward the front-end and declining over time. This increased depreciation has been factored into our 2001 business plan projections.

7) What impact have bad debt expense and bankruptcies had on leasing results in the fourth quarter of 2000?

         Answer: The impact of bad debt expense and bankruptcies on fourth quarter 2000 Fleet Management Solutions' results was approximately $2.5 million compared to $2.1 million in the fourth quarter of 1999. Please note, the Leasing and Rental segment has been renamed Fleet Management Solutions (FMS) to better reflect our strategic vision for this business.

8) Have you completed any additional off-balance sheet financing in the fourth quarter of 2000?

         Answer: We executed approximately $7 million of closed-end operating lease financing during the fourth quarter of 2000. Although no sale-leaseback transactions occurred during the fourth quarter, the Company raised $426 million in the public asset backed market on March 1, 2001. This sale-leaseback transaction securitizes truck, tractor and trailer leases and residuals (through the issuance of $410 million of 'AAA' rated notes and $16 million of 'A' rated notes) with an advance rate of more than 91%. The transaction provides financing at interest rates substantially below those currently available to the Company in the public unsecured debt market.

9)   What were the 12/31 levels of total debt, shareholders equity, cash?

         Answer:
                                                          Dec. 31, 2000
                                                          (in millions)
         Total On-Balance Sheet Debt                          $2,017
         Total Off-Balance Sheet Debt                          1,224
                                                              ------
         Total On and Off-Balance Sheet Debt                  $3,241
                                                              ======
         Shareholders' equity                                 $1,253
                                                              ======
         Cash                                                 $  122
                                                              ======

10) At the beginning of last year, analysts' earnings estimates (based on guidance from management) were $2.15 from recurring operations, and now it appears that the correct figure, ex non-recurring items, is closer to $1.50. What accounted for the shortfall?

         Answer: At the beginning of 2000, we estimated that "earnings before unusual items" for the full year 2000 would be $2.15 per share, and we ultimately reported $1.93 per share. The difference between the $2.15 estimate and the $1.93 actual result was primarily due to the weakness of the used truck market being greater than we had originally anticipated. In addition, some of the reduction was also due to greater than expected overhead costs, some operational shortfalls in Supply Chain Solutions (SCS) and Dedicated Contract Carriage (DCC) and some higher than expected bad debt experience due to the slowing economy.

11)  How did the $42 million of pension income in 2000 break out by segment?

         Answer: Over 80% of the 2000 pension income related to FMS. The remainder of the pension income was spread between DCC, SCS and Central Support Services.

12) Regarding logistics, can you quantify the start-up costs with the Dallas transportation management center (TMC) in the fourth quarter of 2000 and provide forward guidance related to such costs?

         Answer: The TMC is the centralized command/control center, which now manages about $1.7 billion of procured freight for our customers using state-of-the-art optimization software. This center can also provide tremendous value to our DCC and full service lease (FSL) customers. By providing visibility into our DCC and FSL customers' fleet capacity and freight movements, the TMC can provide back-haul opportunities as well as the most cost effective freight haulage opportunities available. In addition to reducing our customers' costs, the TMC also provides on-line shipment tracking and tracing, shipper compliance, flexible management reporting and automated freight bill audit and payment services. The amount of fourth quarter start-up costs was approximately $450,000. The TMC became operational in October 2000, and we do not expect significant additional start-up costs, outside of normal operating costs, related to this project.

13)  What does the pipeline look like for SCS?

         Answer: Our press release tables included a schedule of net sales for each of our business segments. Net sales for SCS were $107 million for 2000. The new revenue associated with these sales typically starts being recorded anywhere from 3 to 6 months after the reported sale, and may not ramp up to full volume for another 3 to 6 months. Thus we have a strong new sales base from 2000 that helps support our revenue and margin forecasts for SCS in 2001. In addition, the pipeline of SCS sales opportunities is also strong, as companies continue to seek assistance from logistics service providers to enhance supply chain performance.

14) How does the Vector SCM joint venture between GM (General Motors) and CNF (Emery/Menlo) affect Ryder?

         Answer: It is our understanding that the Vector SCM joint venture has initially been focusing on GM's outbound distribution, which is a business that with very few exceptions we exited in 1997. Our primary supply chain solutions role in the automotive industry overall...and with GM...is on inbound delivery, parts distribution and related network design and management. In fact we continue to receive new or expanded business from GM in these areas for both North America and overseas. Nonetheless we do expect that GM will assign all contracts for distribution and transportation services to Vector for management, starting with North America, and that we will ultimately have to re-compete to retain or expand our share.

15) Can you provide quarterly revenue breakdowns for SCS by industry and type of service for 2000 and 1999?

         Answer:

     Industry Breakdown                                                                 2000
     (in Millions)                                       1st Qtr.      2nd Qtr.     3rd Qtr.     4th Qtr.     Full Year
     -------------                                       --------      --------     --------     --------     ---------
     U.S Operating Revenue
       Automotive, Aerospace & Industrial                 $110         $117         $109         $111           $447
       Electronics, High Tech and Telecom                   58           55           64           70            247
       Consumer Packaged Goods                              26           28           29           27            110
       Other                                                 3            4            3            3             13
                                                          ----         ----         ----         ----         ------
     Total U.S. Operating Revenue                          197          204          205          211            817
     International Operating Revenue                        94           88           91          103            376
                                                          ----         ----         ----         ----         ------
     Total Operating Revenue                               291          292          296          314          1,193
     Freight Under Management                               97          110           99          109            415
                                                          ----         ----         ----         ----         ------
     Gross Revenue                                        $388         $402         $395         $423         $1,608
                                                          ====         ====         ====         ====         ======


     Industry Breakdown                                                                 1999
     (in Millions)                                       1st Qtr.      2nd Qtr.     3rd Qtr.     4th Qtr.     Full Year
     -------------                                       --------      --------     --------     --------     ---------
     U.S Operating Revenue
       Automotive, Aerospace and Industrial               $ 94         $ 99         $ 99         $110           $402
       Electronics, High Tech and Telecom                   44           45           48           54            191
       Consumer Packaged Goods                              24           26           29           29            108
       Other                                                 3            3            3            3             12
                                                          ----         ----         ----         ----         ------
     Total U.S. Operating Revenue                          165          173          179          196            713
     International Operating Revenue                        67           76           85           89            317
                                                          ----         ----         ----         ----         ------
     Total Operating Revenue                               232          249          264          285          1,030
     Freight Under Management                               97          107           98          120            422
                                                          ----         ----         ----         ----         ------
     Gross Revenue                                        $329         $356         $362         $405         $1,452
                                                          ====         ====         ====         ====         ======

         Services Breakdown:

         Our U.S. operating revenue in SCS may be broadly categorized as "vehicle-based revenue" and "services-based revenue". Vehicle-based revenue is the revenue related to the DCC service offering included within certain SCS customer contracts. Services-based revenue includes the revenue from all other services provided in SCS customer contracts, and includes services such as lead logistics management, supply chain design and consultation, transportation management, warehouse management, distribution and fulfillment.

         Since discrete information on vehicle-based and services-based revenue is not maintained by the Company, some assumptions and allocations have been made, on a consistent basis, in compiling the information presented below. The Company believes that such assumptions and allocations are reasonable and that the information presented represents fair estimates of the quarterly results. However, the estimates are not necessarily indicative of the results that would have occurred had the Company maintained discrete information on vehicle-based and services-based revenue. Additionally, the Company does not prepare or maintain contribution margin information on this basis.

     Services Breakdown                                                                 2000
     (in Millions)                                        1st Qtr.      2nd Qtr.     3rd Qtr.     4th Qtr.     Full Year
     -------------                                        --------      --------     --------     --------     ---------
     Automotive, Aerospace and Industrial
       Vehicle-Based                                        $72          $72          $70          $71          $ 285
       Services-Based                                        38           45           39           40            162

     Electronics, High Tech and Telecom
       Vehicle-Based                                         28           27           27           28            110
       Services-Based                                        30           28           37           42            137

     Consumer Packaged Goods
       Vehicle-Based                                         11           11           12           11             45
       Services-Based                                        15           17           17           16             65

     Other
       Services-Based                                         3            4            3            3             13

     Total U.S. Operating Revenue
       Vehicle-Based                                        111          110          109          110            440
       Services-Based                                        86           94           96          101            377
                                                          -----        -----        -----        -----          -----
     Total                                                $ 197        $ 204        $ 205        $ 211          $ 817
                                                          =====        =====        =====        =====          =====


     Services Breakdown                                                                1999
     (in Millions)                                        1st Qtr.      2nd Qtr.     3rd Qtr.     4th Qtr.     Full Year
     -------------                                        --------      --------     --------     --------     ---------
     Automotive, Aerospace and Industrial
       Vehicle-Based                                        $72          $74          $70          $72          $ 288
       Services-Based                                        22           25           29           38            114

     Electronics, High Tech and Telecom
       Vehicle-Based                                         27           26           26           27            106
       Services-Based                                        17           19           22           27             85

     Consumer Packaged Goods
       Vehicle-Based                                         11           11           12           12             46
       Services-Based                                        13           15           17           17             62

     Other
       Services-Based                                         3            3            3            3             12

     Total U.S. Operating Revenue
       Vehicle-Based                                        110          111          108          111            440
       Services-Based                                        55           62           71           85            273
                                                          -----        -----        -----        -----          -----
     Total                                                $ 165        $ 173        $ 179        $ 196          $ 713
                                                          =====        =====        =====        =====          =====

     Note: Certain statements and information included in this release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company's businesses, customer retention levels, changes in customers' business environments, changes in market conditions affecting the sale of used vehicles, greater than expected expenses associated with the Company's activities and changes in general economic conditions.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              RYDER SYSTEM, INC.
                                              (Registrant)

Date:      March 12, 2001                 /s/ Corliss J. Nelson
                                          ---------------------
                                               Corliss J. Nelson
                                               Senior Executive Vice President
                                               and Chief Financial Officer